EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VH ACQUISITIONCO, INC.,

VH MERGERSUB, INC.

AND

GUITAR CENTER, INC.

DATED AS OF

JUNE 27, 2007

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ii

EXHIBIT A	- Certificate of Incorporation of the Surviving Corporation
EXHIBIT B	- Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., a Delaware corporation (“Parent”), VH MergerSub, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), and Guitar Center, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its stockholders, and has declared it advisable, to enter into this Agreement and Plan of Merger (this “Agreement”) with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and recommended adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Bain Capital Fund IX, L.P. (the “Sponsor”) has entered into (a) an Equity Commitment Letter (the “Equity Commitment Letter”) pursuant to which the Sponsor has, among other matters, and subject to the terms thereof, committed to provide equity financing to Parent in connection with the transactions contemplated by this Agreement and (b) a Limited Guarantee (the “Limited Guarantee”) in favor of the Company pursuant to which the Sponsor has, among other matters, and subject to the terms thereof, guaranteed certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.
Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of New York or the State of California.

“Company Material Adverse Effect” shall mean any event, change or occurrence, individually or in the aggregate with any other events, changes or occurrences, that has had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences alone or in combination (or the reasonably foreseeable effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in and of itself (as distinguished from any change or event giving rise or contributing to such change) in the market price or trading volume of the Company Common Stock, (b) the public announcement or pendency of this Agreement or any of the transactions contemplated herein, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship, (c) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by the Company to meet any projections or forecasts for any period, (d) changes in and of themselves (as distinguished from any change or event giving rise or contributing to such changes) in any analyst’s recommendations, any credit rating or any other recommendations or ratings as to the Company or any Company Subsidiary, (e) changes or developments generally affecting the retail industry generally or affecting the economy or financial or securities markets generally, (f) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, (g) changes in Law or GAAP (or any interpretation thereof) or (h) any actions taken or required to be taken by the Company or the Company Subsidiaries in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; provided, however, that clauses (e), (f), and (g) shall not include, and thus the determination of “Company Material Adverse Effect” shall not exclude, such events, changes, or occurrences that have a materially disproportionate negative effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies that operate in the same industries in which the Company and the Company Subsidiaries operate.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefore.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Persons listed in Section 1.1 of the Company Disclosure Schedule and (b) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Schedule.

“Law” shall mean any domestic or foreign law, statute, code, ordinance, rule, regulation or Order.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person shall mean any corporation, limited liability company, partnership or other legal entity of which the Company, the Surviving Corporation, Parent, Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide Takeover Proposal (for this purpose, substituting “50 percent” for each reference to “20 percent” in the definition of Takeover Proposal) which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the transactions provided for in this Agreement (including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Takeover Proposal), in each case with respect to clauses (a) and (b), taking into account such factors as the Company Board deems appropriate, including the Third Party making such Takeover Proposal and the legal, financial, regulatory, and other aspects of such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Company Common Stock is comprised of cash and/or other property or securities).

“Takeover Proposal” shall mean any inquiry, proposal or offer, in each case made in writing, from any Third Party, relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, spin-off, split-off, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Company Subsidiary whose business constitutes 20 percent or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent of (i) the Company Common Stock or (ii) the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, in each case other than the Merger.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Recitals
“Alternative Financing”	Section 6.13
“Antitrust Division”	Section 6.5.1
“Bankruptcy and Equity Exceptions”	Section 4.3.1
“Book-Entry Shares”	Section 3.2.2
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“COBRA”	Section 4.9.5
“Code”	Section 3.2.7
“Commitments”	Section 5.6
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Benefit Plan”	Section 4.9.1
“Company Board”	Recitals
“Company Bylaws”	Section 4.4.1
“Company Certificate”	Section 4.4.1
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article 4
“Company ESPP”	Section 3.5.2
“Company ESPP Right”	Section 3.5.2
“Company Expenses”	Section 6.14
“Company Financial Advisors”	Section 4.18
“Company Financial Statements”	Section 4.6.2
“Company Leased Premises”	Section 4.16
“Company Material Contract”	Section 4.10.1
“Company Options”	Section 3.5.1

“Company Owned Properties”	Section 4.16
“Company Permits”	Section 4.5
“Company Preferred Stock”	Section 4.2.1
“Company Properties”	Section 4.16
“Company Recommendation”	Section 4.3.2
“Company Representatives”	Section 6.3.1
“Company SEC Filings”	Section 4.6.1
“Company Stock-Based Award”	Section 3.5.1
“Company Stockholders’ Meeting”	Section 6.2.2
“Company Stock Plans”	Section 3.5.1
“Company Subsidiary”	Section 4.1
“Company Termination Fee”	Section 8.4.1
“Confidentiality Agreement”	Section 6.3.2
“Continuing Employee”	Section 6.8.1
“Contract”	Section 4.4.1
“D&O Insurance”	Section 6.9.3
“Debt Commitment Letters”	Section 5.6
“DGCL”	Recitals
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.3
“Environmental Laws”	Section 4.12
“Equity Commitment Letter”	Recitals
“ERISA”	Section 4.9.2
“ERISA Affiliate”	Section 4.9.4
“Exchange Act”	Section 4.4.2
“Exchange Fund”	Section 3.2.1
“Executive Officers”	Section 6.1.1(i)
“FTC”	Section 6.5.1
“GAAP”	Section 4.6.2
“Governmental Entity”	Section 3.2.7
“HSR Act”	Section 4.4.2

“Indebtedness”	Section 4.10.1
“Indemnified Parties”	Section 6.9.2
“Intellectual Property”	Section 4.13
“IRS”	Section 4.9.1
“Liens”	Section 4.2.4
“Limited Guarantee”	Recitals
“LTIPs”	Section 4.2.1
“Marketing Period”	Section 6.13
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“NASDAQ”	Section 4.4.2
“Option Payments”	Section 3.5.1
“Order”	Section 4.11
“Outside Date”	Section 8.1(b)(ii)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Expenses”	Section 8.4.1
“Parent Group”	Section 5.3.1
“Parent Related Parties”	Section 8.5.2
“Parent Representatives”	Section 6.3.1
“Parent Termination Fee”	Section 8.5.1
“Party” and “Parties”	Preamble
“Paying Agent”	Section 3.2.1
“Permitted Liens”	Section 4.2.4
“Proxy Statement”	Section 6.2.1
“Purchaser Welfare Benefit Plan”	Section 6.8.3
“Real Property Leases”	Section 4.16
“Regulatory Approvals”	Section 6.5.1
“Representative”	Section 6.3.1
“Required Financial Information”	Section 6.14
“SEC”	Article 4

“Securities Act”	Section 4.6.1
“Solvency Opinion”	Section 6.12
“Solvent”	Section 5.11
“Special Committee”	Section 4.3.2
“Sponsor”	Recitals
“Stockholder Approval”	Section 4.3.1
“Surviving Corporation”	Section 2.1
“Surviving Corporation Benefit Plan”	Section 6.8.1
“Taxes”	Section 4.14.9
“Tax Return”	Section 4.14.12
“Tolling Period”	Section 6.2.1
“WARN Act”	Section 4.9.7

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Exhibits, Clauses and Parties are references to sections or subsections, schedules, exhibits and clauses of and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars;

(i) to the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representative has made such information or document available by (i) posting such information or document at least one day prior to the date of this Agreement to the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, or (ii) delivering such information or document to any member of the Parent Group or any Parent Representative on or prior to the date of this Agreement;

(j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(k) references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

Article 2.
The Merger

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 at 10:00 a.m. (New York City time), no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 7, the Parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Parent on no less than five Business Days’ notice to the Company and (y) the final day of the Marketing Period; provided, further, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the Effective Time in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Company Certificate and the Company Bylaws shall be amended in their entirety so as to read as set forth in Exhibit A and Exhibit B hereto, respectively, and, as so amended, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and to the extent permitted in this Agreement and as provided by applicable Law, in each case in accordance with the obligations set forth in Section 6.9.1.

Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article 3.
Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their stockholders, the following shall occur.

Section 3.1.1 Conversion Generally. Each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock (“Dissenting Shares”) which are held by stockholders exercising appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Stockholders”)), shall be converted into the right to receive $63.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1.1 shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor. Certificates and Book-Entry Shares previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.2.

Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

Section 3.2 Exchange of Certificates.

Section 3.2.1 Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company to act as agent for Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that: (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses and (b) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (a) a letter of transmittal in customary form, which shall be subject to the reasonable approval of the Company prior to the Effective Time and (b) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. After the Effective Time, upon surrender of Certificates (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

Section 3.2.5 No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock entitled to payment of the Merger Consideration under this Article 3 for any cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Paying Agent and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.

Section 3.2.7 Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options, holder of a Company Stock-Based Award or holder of a Company ESPP Right such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the applicable domestic or foreign governmental, administrative, judicial or regulatory authority (each, a “Governmental Entity”), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options, holder of a Company Stock-Based Award or holder of a Company ESPP Right in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to be paid the “fair value” of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder (a) withdraws (in accordance with Section 262(k) of the DGCL) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of “fair value” of Dissenting Shares prior to the Effective Time. The Company shall give Parent prompt notice of any demand by a Dissenting Stockholder to be paid the “fair value” of its Dissenting Shares prior to the Effective Time, any attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent solely the right to receive the Merger Consideration, without interest thereon, pursuant to Section 3.1.

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for transfer or any other reason shall be cancelled and exchanged for the applicable Merger Consideration, without interest thereon, as provided in, and in accordance with, this Article 3.

Section 3.5 Company Options and Stock-Based Awards.

Section 3.5.1 Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take any actions necessary, including adopting appropriate resolutions, to provide that, concurrent with the Effective Time: (a) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted under the stock plans of the Company or under any individual consultant, employee or director agreement (the “Company Stock Plans”), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall receive at the Effective Time (or as soon as practicable thereafter), in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other Taxes required to be withheld by applicable Law), without interest, in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (assuming such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”) and (b) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including restricted stock, restricted stock units, deferred stock and performance awards), other than Company Options and Company ESPP Rights (each, a “Company Stock-Based Award”), whether or not then vested, shall vest on the terms set forth in the applicable Company Stock Plan (or, if such Company-Stock Based Awards would not otherwise vest, the Company Board shall cause such Company-Stock Based Awards to vest in accordance with the applicable Company Stock Plan), and shall be cancelled and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration, without interest and less any required withholding Taxes, payable pursuant to Section 3.1.1 in respect of such shares of Company Common Stock. At and after the Effective Time, each Company Option and each Company Stock-Based Award shall be cancelled and shall only entitle the holder thereof to payment as described in this Section 3.5.

Section 3.5.2 With respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) pursuant to which the Company has granted rights to purchase Company Common Stock (each such right, a “Company ESPP Right”), each Company ESPP Right outstanding as of June 30, 2007 shall automatically be exercised on such date in accordance with the Company ESPP, unless such Company ESPP Right is terminated prior to such exercise in accordance with the Company ESPP. The Company shall take such actions as are reasonably necessary to provide that no offering period shall commence under the Company ESPP for the period beginning July 1, 2007, and ending on December 31, 2007 or for any subsequent period unless this Agreement is terminated in accordance with Section 8.1 prior to the beginning of such subsequent period.  The Company shall cause the Company ESPP to terminate at the Effective Time and no further Company ESPP Rights shall be granted or exercised under the Company ESPP thereafter.

Section 3.5.3 The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options or Company ESPP Rights and each beneficiary of a Company Stock-Based Award, and their respective heirs, beneficiaries and representatives.

Article 4.
Representations and Warranties of the Company

Subject to (a) any information contained, or incorporated by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Current Reports on Form 8-K filed since December 31, 2006, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (other than disclosures in the “Risk Factors” sections of any such filings and any other disclosures included in such filings that are predictive or forward-looking in nature) filed with the United States Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date hereof (other than with respect to the representations and warranties of the Company set forth in Sections 4.2.1, 4.2.2, and 4.2.3) and (b) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being expressly understood and agreed that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Company Disclosure Schedule to the extent that it is reasonably apparent that such fact or item is relevant to such other Section, subsection or schedule and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate and Company Bylaws and the certificate of incorporation and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.2 Capitalization; Subsidiaries.

Section 4.2.1 The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 26, 2007 there are, and as of the Effective Time there will be, (a) 29,574,800 shares of Company Common Stock issued and outstanding, (b) no shares of Company Common Stock held in the treasury of the Company, (c) 2,668,923 shares of Company Common Stock issuable upon exercise of outstanding Company Options having a weighted average exercise price of $35.0985 (subject to modifications due to potential issuances of options identified in Section 6.1.1(b) of the Company Disclosure Schedule), (d) 58,657 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards (41,096 deferred share awards and 17,561 restricted share awards) other than performance awards (assuming consummation of the Merger and acceleration of such Company Stock-Based Awards as of such date), (e) a number of shares of Company Common Stock set forth on Section 4.2.1 of the Company Disclosure Schedule that are issuable pursuant to awards of performance shares under the Company’s 2005 and 2006 Long Term Incentive Plans (the “LTIPs”) (assuming consummation of the Merger and acceleration of such awards of performance shares as of such date) of which 120,111 shares shall be issued at Closing (assuming the Closing takes place on or prior to December 31, 2007), (f) 213,889 shares of Company Common Stock reserved for future issuance under the Company ESPP (of which the Company’s good faith estimate of the number of shares issuable thereunder as of the end of the Company ESPP’s purchase period ending on June 30, 2007 is set forth on Section 4.2.1 of the Company Disclosure Schedule), and (g) no shares of Company Preferred Stock issued and outstanding. Notwithstanding the foregoing, it is agreed and understood that the representation contained in clause (c) of the immediately preceding sentence shall be deemed modified to the extent any Company Options terminate, expire or are forfeited without being exercised by the holder thereof or additional Company Options are issued as contemplated by such clause (c), and the representation contained in clause (a) of the immediately preceding sentence shall be deemed modified to the extent of issuances of Company Common Stock as a result of (w) the exercise of Company Options described in clause (c), (x) the delivery of Company Common Stock to satisfy Company Stock-Based Awards as contemplated by clause (d), (y) the delivery of Company Common Stock to satisfy performance share awards under the LTIP’s as contemplated by clause (e), and (z) the delivery of Company Common Stock under the Company ESPP relating to the purchase period thereunder ending June 30, 2007 as contemplated by clause (f). Section 4.2.1 of the Company Disclosure Schedule sets forth, as of June 26, 2007, the aggregate amount of contributions made under the Company ESPP during the then current purchase period through such date and the aggregate amount of contributions that are permitted to be made by all employees to the Company ESPP through the end of the current purchase period.

Section 4.2.2 Section 4.2.2 of the Company Disclosure Schedule sets forth as of June 26, 2007, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award.

Section 4.2.3 All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.2.2, from June 262007 through the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.2.4 Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held by the Company or a Company Subsidiary free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind whatsoever (collectively, “Liens”), except for Liens permissible under Contracts governing Indebtedness of the Company and the Company Subsidiaries and Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used (collectively, “Permitted Liens”). There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale of any shares of capital stock or other ownership interests of any Company Subsidiary.

Section 4.3 Authority.

Section 4.3.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement (the “Stockholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought (the “Bankruptcy and Equity Exceptions”).

Section 4.3.2 Subject to Section 6.4, (a) a committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) formed for the purpose of evaluating, and making a recommendation to the Company Board with respect to, a sale of all or a portion of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock and (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger and (b) based in part on the recommendation of the Special Committee, the Company Board, by resolutions duly adopted at a meeting duly called and held, has unanimously (with one director absent) (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend in accordance with applicable Law that the holders of Company Common Stock vote in favor of the adoption of this Agreement (the “Company Recommendation”).

Section 4.4 No Conflict; Required Filings and Consents.

Section 4.4.1 The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (a) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Restated Certificate of Incorporation of the Company, as originally filed with the Secretary of State of the State of Delaware on October 11, 1996, and as amended May 1, 2006 (the “Company Certificate”), or the Amended and Restated Bylaws of the Company dated March 14, 2005 (the “Company Bylaws”), or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2 The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the filing of the Proxy Statement), any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the Global Select Market of the National Association of Securities Dealers, Inc. (“NASDAQ”), (b) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (c) the filing and recordation of the Certificate of Merger as required by the DGCL or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws. Except (a) with respect to benefits and employee matters (which are addressed exclusively in Section 4.9), environmental matters (which are addressed exclusively in Section 4.12), intellectual property (which is addressed exclusively in Section 4.13) and Tax matters (which are addressed exclusively in Section 4.14) and (b) for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities that are material to the conduct of the business of the Company and the Company Subsidiaries, as currently conducted (collectively, “Company Permits”) necessary for the ownership, use and operation of their assets and properties, and such Company Permits are in full force and effect and (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or such Company Subsidiary.

Section 4.6 SEC Filings; Financial Statements.

Section 4.6.1 Company SEC Filings. The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Filings.

Section 4.6.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Company contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholder’s equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 4.6.3 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after March 31, 2007 in the ordinary course of business, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto) or (d) that represent no more than $20,000,000 in the aggregate.

Section 4.6.4 Internal Controls. Since January 1, 2006, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, or to the Knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2006, the Company has been in compliance in all material respects with (a) the applicable provisions of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder and (b) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7 Affiliate Transactions. To the Knowledge of the Company, no executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the 12 month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.8 Absence of Certain Changes or Events. From December 31, 2006 through the date of this Agreement, except for the transactions contemplated hereby or related hereto, (a) the Company has conducted its business in all material respects in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) the Company has not adopted or amended any material Company Benefit Plan and (d) neither the Company nor any of its Subsidiaries has taken any action set forth in Sections 6.1.1(a), (c), (d), (e)(i)-(ii) or (k) that if taken after the date hereof would require the consent of Parent pursuant to Section 6.1.1.

Section 4.9 Benefit Plans; Employees and Employment Practices.

Section 4.9.1 Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary and maintained or contributed to by the Company or any Company Subsidiary, or (ii) with respect to which the Company or any Company Subsidiary has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its agents or representatives copies of (a) each Company Benefit Plan other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States, (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2 Except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded and administered in compliance with its terms, any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code and any other applicable Laws. With respect to the Company Benefit Plans, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Effective Time shall have been made or have been accrued for on the financial statements of the Company or the applicable Company Subsidiary (including the Company Financial Statements). There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Entity or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the Knowledge of the Company is there any basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the Knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

Section 4.9.3 Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

Section 4.9.4 None of the Company, any Company Subsidiary or any trade or business that, together with the Company or any Company Subsidiary, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA, and neither the Company nor any Company Subsidiary has any current or potential liability or obligation under Title IV of ERISA or Section 412 of the Code.

Section 4.9.5 Neither the Company nor any Company Subsidiary maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, the Company Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

Section 4.9.6 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Company Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person.

Section 4.9.7 Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any Company Subsidiary, and no such disputes have occurred during the past three years. None of the Company or any of the Company Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought against the Company during the past three years. Within the past three years, to the extent that the Company or any of the Company Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

Section 4.9.8 Neither the Company nor any Company Subsidiary will have as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, any obligation to reimburse any employee, officer, or director of the Company or any Company Subsidiary for any Tax payable as a result of the receipt by any such person of an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding provision of state, local, or foreign Tax law).

Section 4.10 Material Contracts; Indebtedness.

Section 4.10.1 None of the Company or any Company Subsidiary is a party to or bound by any Contract:

(i) which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) with respect to any joint venture or partnership arrangements that are material to the Company and the Company Subsidiaries, taken as a whole;

(iii) pursuant to which any Indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;

(iv) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any Third Party in excess of $1,000,000;

(v) relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business; or

(vi) which contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any of its material lines of business, or to compete with any Person or operate at any geographic location with respect to any of its material lines of business, in each case that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, except for any Real Property Leases.

Each Contract of the type described in this Section 4.10.1, whether or not set forth in Section 4.10.1 of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Section 4.10.1 of the Company Disclosure Schedule if such Contracts were not filed as exhibits to, or otherwise included in, the Company SEC Filings, but excluding any Real Property Leases, which are addressed exclusively in Section 4.16), is referred to herein as a “Company Material Contract.” As of the date of this Agreement, the aggregate Indebtedness of the Company and the Company Subsidiaries is $183,304,948. “Indebtedness” means, without duplication, any (a) indebtedness of the Company and the Company Subsidiaries for borrowed money, (b) obligations under any note, bond or other debt security, (c) capitalized lease obligations of the Company and the Company Subsidiaries as determined in accordance with GAAP, (d) outstanding obligations (e.g., unreimbursed draws) of the Company and the Company Subsidiaries with respect to letters of credit of the Company and the Company Subsidiaries, (e) obligations relating to interest, currency, and other hedging contracts and arrangements, and (f) guarantees of the Company and the Company Subsidiaries with respect to any of the foregoing, and, with respect to clause (a), any prepayment premiums contemplated thereby (assuming prepayment as of June 26, 2007).

Section 4.10.2 Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (b) to the Company’s Knowledge, each Company Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (c) the Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract (excluding performance obligations not yet due) and (d) neither the Company nor any Company Subsidiary has received written notice of a default under any Company Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or a Company Subsidiary under any Company Material Contract. As of the date hereof, true and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts. For the avoidance of doubt, this Section 4.10 does not relate to Real Property Leases, which are addressed exclusively in Section 4.16.

Section 4.11 Litigation. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Company’s Knowledge, none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, judgment, writ, stipulation, award, injunction (whether temporary, preliminary, permanent or otherwise), decree, arbitration award or finding of any Governmental Entity (“Order”).

Section 4.12 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) to the Knowledge of the Company, the Company and each Company Subsidiary is and has been in compliance with all applicable Laws (including applicable common law) relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), (b) to the Knowledge of the Company, the Company and each Company Subsidiaries possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (c) to the Knowledge of the Company, there has been no release of any oil, petroleum, waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” or otherwise regulated under any applicable Environmental Law into the environment as a result of the operations or activities of the Company or any Company Subsidiary at any of the Company Properties or any properties formerly owned or operated by the Company or any Company Subsidiary, in each case that would reasonably be expected to result in any liability under any Environmental Law and (d) to the Knowledge of the Company, none of the Company or any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law. To the Knowledge of the Company, the Company has furnished to Parent all material environmental reports and other material environmental, health and safety documentation prepared since January 1, 2006, by or on behalf of the Company or any Company Subsidiary with respect to the current and former properties and operations of the Company and the Company Subsidiaries.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a list of all (a) registered trademarks and applications for registration of trademarks and (b) material internet domain name registrations in each case that are owned by the Company or a Company Subsidiary, including for each item listed in clause (a), the owner, the jurisdiction, the serial/application number, the registration number, the filing date, and the issuance or registration date. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries own or possess valid rights to use all intellectual property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, free and clear of any Liens (other than Permitted Liens), (b) to the Company’s Knowledge, neither the Company nor any Company Subsidiary is infringing, misappropriating, or conflicting with the intellectual property rights of any Third Party, and (c) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material intellectual property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of intellectual property that they own, each material information technology system utilized in their respective businesses, and all customer data that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.14 Taxes.

Section 4.14.1 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes of the Company and the Company Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements.

Section 4.14.3 No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary that remains unpaid, subject to exceptions for deficiencies (a) being contested in good faith by appropriate proceedings or (b) with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary, subject to exceptions for proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary.

Section 4.14.4 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes required to be withheld or collected by the Company and each Company Subsidiary have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.14.5 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings.

Section 4.14.6 Since January 1, 2005, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

Section 4.14.7 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) is liable for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement.

Section 4.14.8 The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 4.14.9 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2006, no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company and the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation by the jurisdiction.

Section 4.14.10 Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

Section 4.14.11 Neither the Company nor any of the Company Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.14.12 As used in this Agreement, (a) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, environmental, alternative or add-on minimum, transfer and value-added taxes together with any interest, penalty, or addition thereto, and (b) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) required to be filed with any Governmental Entity with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.15 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default under, or permit termination or modification of, any of such insurance policies, and (c) to the Knowledge of the Company, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 4.16 Real Estate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to all of its owned real property (the “Company Owned Properties”) and has valid leasehold interests in all of its leased real property (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case sufficient to conduct their respective businesses as currently conducted and free and clear of all Liens (except for Permitted Liens) assuming the timely discharge of all obligations owing under or related to the Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all leases under which the Company or any Company Subsidiary leases any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or the Company Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company or any Company Subsidiary under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable, and (c) to the Knowledge of the Company, no event has occurred which, after notice or lapse of time or both, would constitute a default by the Company or a Company Subsidiary under any Real Property Lease where such default would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable.

Section 4.17 Proxy Statement. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the holders of Company Common Stock, at the time of the Company Stockholder’s Meeting, or at the time of filing or mailing any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or any other Person in the Parent Group. At the time of the Company Stockholder’s Meeting, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18 Fairness Opinion. Each of Goldman, Sachs & Co. and Peter J. Solomon Company, L.P. (together, the “Company Financial Advisors”), has delivered to the Special Committee and the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.19 Brokers. Other than the Company Financial Advisors (the fees and expenses of which will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, or with respect to any other information provided to any member of the Parent Group or any Parent Representative and the Company hereby disclaims any other representations or warranties made by the Company, any Company Subsidiary or any Company Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby (other than, for the avoidance of doubt, as set forth in Article 4 of this Agreement). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to, or use by, any member of the Parent Group or any Parent Representative of any information provided to any member of the Parent Group or any Parent Representative by the Company, the Company Subsidiaries or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly set forth in a representation or warranty contained in Article 4 of this Agreement.

Section 4.21 Takeover Statutes. The Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company Certificate or Company Bylaws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Article 5.
Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Parent Disclosure Schedule to the extent that it is reasonably apparent that such fact or item is relevant to such other Section, subsection or schedule and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Sub, and all amendments thereto, as currently in effect. Neither Parent nor Merger Sub is in violation of its certificate of incorporation or bylaws.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

Section 5.3.1 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations described in Section 5.3.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent and its Affiliates (collectively, the “Parent Group”) or by which any property or asset of any member of the Parent Group is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound.

Section 5.3.2 The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any consent, approval, or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, (b) pursuant to the HSR Act, (c) the filing and recordation of the Certificate of Merger as required by the DGCL or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.4 Litigation. There are (a) no claims, actions, suits, proceedings or investigations pending or to the Knowledge of Parent, threatened, against Parent or Merger Sub which seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seek damages in connection therewith and (b) no Order has been entered or issued which restrains, enjoins or delays, or would reasonably be expected to restrain, enjoin or delay, the consummation of the Merger or any of the other transactions provided for herein.

Section 5.5 Ownership of Merger Sub; No Prior Activities. Parent owns 100 percent of the issued and outstanding Equity Interests of Merger Sub and no other Person has any right to acquire any capital stock or other Equity Interests of Merger Sub or any option, warrant, right or security convertible, exchangeable or exercisable therefor. Each of Parent and Merger Sub was formed solely for the purpose of consummating the Merger and engaging in the other transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement (including the Commitments), neither Parent nor Merger Sub has, and, as of the Closing Date, will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6 Financing. Parent has delivered to the Company true, complete and correct signed counterpart(s) of (a) the Equity Commitment Letter, and (b) the debt commitment letter(s) (together with copies of any provisions relating to “market flex” with respect to the financing contemplated by such debt commitment letter(s)), each dated as of the date hereof, by and among JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Parent and Merger Sub, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing to Parent (which may include up to $640,000,000 in bridge financing to be utilized in the event that the placement of high yield securities in a comparable amount is not consummated) in connection with the transactions provided for herein (the “Debt Commitment Letters” and, with the Equity Commitment Letter, the “Commitments”). None of the Commitments has been amended or modified prior to the date of this Agreement and the respective commitments contained in the Commitments have not been withdrawn or rescinded prior to the date of this Agreement. As of the date of this Agreement, the Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. The Commitments are subject to no contingencies or conditions of any kind whatsoever related to the funding of the full amount of the financing set forth in the Commitments (including any “flex provisions”), other than as set forth in the signed copies thereof (and in the copy of the “market flex” provision excerpted from the related fee letter) delivered to the Company on or prior to the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would result in a breach or violation of or constitute a default on the part of Parent or Merger Sub under any term or condition of the Commitments. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it or any other party to the Commitments will be unable to satisfy on a timely basis any of the conditions of Closing that is required to be satisfied by it or such other party as a condition of the Commitments or that any portion of the financing contemplated by the Commitments will not be made available to Parent or Merger Sub on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments set forth therein and this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitments would provide Parent with financing at the Effective Time sufficient to (a) consummate the Merger upon the terms contemplated by this Agreement, including the payment of the Merger Consideration, (b) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments and (c) pay all related fees and expenses.

Section 5.7 Limited Guarantee. Parent has delivered to the Company a true, complete and correct signed copy of the Limited Guarantee, pursuant to which the Sponsor has, among other matters, guaranteed certain obligations of Parent and Merger Sub in connection with this Agreement, subject to the terms and limitations set forth therein. The Limited Guarantee, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Sponsor.

Section 5.8 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub (other than the vote of Parent as the sole stockholder of Merger Sub, which shall have occurred prior to the Effective Time) is necessary to approve or adopt this Agreement or the transactions contemplated hereby.

Section 5.9 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, except for Persons whose fees and expenses will be paid by Parent.

Section 5.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 Solvency of the Surviving Corporation. As of the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, and assuming (a) satisfaction of the conditions set forth in Section 7.1 and Section 7.2, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4 hereof (assuming accuracy in all material respects without regard to any materiality or “Company Material Adverse Effect” qualification set forth therein), (c) that any estimates, projections or forecasts with respect to the Company and its Subsidiaries provided by the Company or any Company Representatives have been prepared in good faith and are based upon reasonable assumptions, and (d) that all financial information concerning the Company and its Subsidiaries provided to Parent by the Company or any Company Representative (whether before or after the date hereof) fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation will be deemed to be “Solvent” so long, as of any date of determination: (a) each of the Surviving Corporation and its Subsidiaries will not have incurred, or be expected to incur, indebtedness (including contingent and other liabilities) beyond its ability to pay such indebtedness as it matures or becomes due, (b) the then present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay (x) all liabilities of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) and (y) all existing indebtedness of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) as such indebtedness becomes absolute and matures and (c) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital to carry on their respective business, either (i) as presently conducted or (ii) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 5.12 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will at the time of the filing or mailing of the Proxy Statement to holders of Company Common Stock, at the time of the Company Stockholder’s Meeting, or at the time of filing or mailing any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub will use their reasonable best efforts to supply information necessary for the preparation of the Proxy Statement (or any amendment thereof or supplement thereto) as promptly as practicable.

Section 5.13 No Other Information. Each of Parent and Merger Sub acknowledges and agrees that the Company makes no representation or warranty as to any matter whatsoever, except as expressly set forth in Article 4. The representations and warranties set forth in Article 4 are made solely by the Company, and no Company Representative, Company Subsidiary or Affiliate of the Company shall have any responsibility or liability related thereto.

Section 5.14 Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, (d) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses and the Merger and the other transactions contemplated hereby, and neither Parent nor Merger Sub has relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article 4, and (e) any and all representations and warranties made by or on behalf of the Company, any Company Subsidiary or any Company Representatives, other than the representations and warranties of the Company expressly contained in Article 4, are specifically disclaimed. It is agreed and acknowledged that nothing in this Section 5.14 shall in any way diminish or affect the validity of the Company’s representations and warranties set forth in Article 4 of this Agreement.

Article 6.
Covenants

Section 6.1 Conduct of Business Pending the Closing.

Section 6.1.1 Conduct of Business of the Company. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent (including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 6.1), conduct its business substantially in the ordinary course consistent with past practice. Without limiting the foregoing, except as set forth in the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change the Company Certificate, the Company Bylaws or any material provision of the equivalent organizational or governing documents of the Company Subsidiaries;

(b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company or any Company Subsidiary (other than (i) pursuant to the requirements of Contracts of the Company or any Company Subsidiary and of the Company Benefit Plans, in each case as in existence on the date hereof (including the Company ESPP and the LTIPs) and as identified in Section 6.1.1(b) of the Company Disclosure Schedule, and (ii) pursuant to the vesting and/or exercise of Company Options, Company Stock-Based Awards, Company ESPP Rights, warrants, conversion rights and other contractual rights that are (A) in existence on the date hereof or (B) granted or issued after the date hereof pursuant to clause (i) of this parenthetical);

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary);

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment, outside of the ordinary course of business, in any Equity Interest in any Person or any assets, loans or debt securities thereof, (ii) sell or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise) any business organization or division thereof or any assets, in each case, which are material to the Company and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any material Intellectual Property of the Company or the Company Subsidiaries or (iv) authorize any material new capital expenditures, in the aggregate, in excess of 110% of the Company’s budgeted capital expenditures;

(f) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any Person (other than a wholly-owned Company Subsidiary), except for (i) Indebtedness incurred under the Company’s existing credit facilities or renewals or any refinancing thereof, (ii) Indebtedness in a principal amount not in excess of $10,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (iii) Indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary and (iv) Indebtedness incurred to refinance any existing Indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing Indebtedness;

(g) grant any Lien in any of its material assets to secure any Indebtedness for borrowed money, except in connection with Indebtedness permitted under Section 6.1.1(f);

(h) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(i) adopt or amend any material Company Benefit Plan, increase the compensation or fringe benefits of any director, officer or employee of the Company or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii)  in the ordinary course of business (excluding any director or any executive officer of the Company or Company Subsidiaries identified on Schedule 6.1.1(i) of the Company Disclosure Schedule (the "Executive Officers")) (except to address the requirements of written agreements or Contracts of the Company or any Company Subsidiary in existence on the date hereof), (iii) in connection with entering into or extending any employment or other compensatory agreements with individuals in the ordinary course of business (excluding any director or Executive Officer), (iv) general salary increases in the ordinary course of business (excluding any director or Executive Officer), (v) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder and (vi) that do not materially increase the cost to the Company or any Company Subsidiary of maintaining the applicable Company Benefit Plan (excluding any director or Executive Officer);

(j) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business, (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (B) incurred since the date of such financial statements in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or (iv) settlement or satisfaction of any outstanding claim or litigation identified in Section 6.1.1(j) of the Company Disclosure Schedule, except to the extent (notwithstanding any other exceptions to this Section 6.1.1(j)) that the amount paid in settlement or satisfaction of all such claims and litigations does not exceed $5,000,000 in the aggregate;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or among wholly-owned Subsidiaries);

(l) other than in the ordinary course of business consistent with past practice or as required by applicable Law, make or change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary; or

(m) knowingly commit or agree to take any of the actions described in Sections 6.1.1(a) through 6.1.1(l) above or any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

Section 6.1.2 Conduct of Business of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby (including the consummation of the financing contemplated by the Commitments).

Section 6.1.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1 Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement to be sent to the holders of shares of Company Common Stock in connection with the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Without limiting the generality of the foregoing, (a) prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the Company shall (i) give Parent a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response comments reasonably proposed by Parent, and (b) Parent and Merger Sub shall furnish all information relating to Parent, Merger Sub and their respective Affiliates as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement and applicable Law, as promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC (but in any event within ten Business Days thereafter), the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock (provided that such ten Business Day period shall be tolled during (a) the pendency of any Order that prohibits the mailing of the Proxy Statement in the form cleared by the SEC or otherwise or the calling or holding of the Company Stockholder’s Meeting, (b) any period during which the Company reasonably and in good faith determines that distributing the Proxy Statement would violate Rule 14a-9 promulgated under the Exchange Act due to material misstatements or omissions contained therein, and (c) any period required for the revision or amendment and resubmission of the Proxy Statement to the SEC, and the subsequent clearance thereof by the SEC, in compliance with any Order or the settlement of any stockholder litigation relating to this Agreement or the transactions contemplated hereby (any such period in clause (a), (b) or (c), a “Tolling Period”)). Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information, event or circumstance relating to any Party hereto, or their respective officers, directors, Affiliates or Representatives, should be discovered by any Party hereto which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Company Common Stock.

Section 6.2.2 Stockholders’ Meeting. Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall call and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable Law), and in any event shall hold the Company Stockholders’ Meeting within seventy-five days after such date (provided that such seventy-five day period shall be tolled during any Tolling Period and that such seventy-five day period shall be deemed to have expired on the first Business Day following the seventy-fourth calendar day after such date (giving full effect to any Tolling Period)), for the purpose of obtaining the Stockholder Approval. Provided this Agreement is not otherwise terminated pursuant to Section 8.1, the Company’s obligations pursuant to this Section 6.2.2 shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Takeover Proposal, or by a Company Adverse Recommendation Change.

Section 6.3 Access to Information; Confidentiality.

Section 6.3.1 Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, debt financing sources, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) reasonable access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company or Company Subsidiary and to the books and records thereof and (b) furnish, or cause to be furnished, (i) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request and (ii) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company shall furnish to Parent substantially contemporaneously with the time such information is furnished on a monthly basis to the Company Board in the ordinary course of business). Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (a) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (b) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (c) contravene any Law, binding Contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information, it being acknowledged that the parties shall use their reasonable best efforts (which, for the avoidance of doubt, shall not require obtaining the consent, approval or authorization of any Third Party or Governmental Entity) to cause such information to be provided in a manner that does not so interfere, jeopardize or contravene as contemplated by clauses (a), (b) and (c) above.

Section 6.3.2 Confidentiality and Restrictions. With respect to any information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to any member of the Parent Group or any Parent Representative pursuant to, or in accordance with, this Agreement, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives to comply with, that certain confidentiality letter agreement, dated as of April 10, 2007, between the Company and Bain Capital Partners, LLC (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

Section 6.4 No Solicitation of Transactions.

Section 6.4.1 The Company shall, and shall cause each Company Subsidiary and the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to an actual or potential Takeover Proposal. The Company shall use its reasonable best efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any Company Subsidiary or any Company Representative. In addition, the Company shall not, and shall cause each Company Subsidiary and the Company Representatives not to, (a) directly or indirectly, solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 6.4.1 and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal, and, that the failure to take the actions set forth in clauses (x) or (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties under applicable law, then the Company may, in response to such Takeover Proposal, subject to compliance with Section 6.4.2 and Section 6.4.3, (x) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal; provided, that, prior to furnishing such information to or entering into discussions or negotiations with such Person, the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be substantially similar to, and not materially less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement; provided, further that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to the Person making such Takeover Proposal.

Section 6.4.2 Notwithstanding any provision of this Section 6.4 or Section 6.2 to the contrary, prior to obtaining the Stockholder Approval, the Company Board may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify the Company Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (x) in the case of an action described in clause (a), clause (b) or clause (c) above, the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent five days prior written notice of its intention to take such action (it being understood and agreed that any change to the consideration offered or other material terms of such Superior Proposal shall require an additional notice to Parent and a new five day notice period) and (B) the Company Board shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (z) in the case of an action described in clause (c) above, (A) the Company has complied in all material respects with its obligations under this Section 6.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.4.1.

Section 6.4.3 The Company shall promptly (and in any event within three Business Days) advise Parent orally and in writing of the receipt of any Takeover Proposal, along with the identity of the Person making any such Takeover Proposal and the Company shall provide Parent with a copy or a written summary of the material terms of any such Takeover Proposal. The Company shall keep Parent reasonably informed of the status (including any change to the material terms) of any such Takeover Proposal. Following determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination and specifying the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, unless failure by the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law (in which case, such termination, waiver, amendment or modification shall also apply to the Confidentiality Agreement, to the extent applicable).

Section 6.4.4 Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (a) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5 Further Action; Reasonable Best Efforts.

Section 6.5.1 Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) preparing and filing as soon as practicable (but in no event later than 10 Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and (ii) preparing and filing, as soon as practicable, any form or report required by any other Governmental Entity relating to any Regulatory Approval, (b)  taking all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30 day waiting period thereunder)) to be satisfied as soon as practicable, (c) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of Merger and the other transactions contemplated hereby and (d) executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

Section 6.5.2 Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Subject to applicable Law, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

Section 6.5.3 Each Party shall (a) subject to Section 6.5.4 below, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (b) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed) and (c) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.5.4 In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement. This Section 6.6 shall not constitute a covenant or agreement for purposes of Sections 7.2.2 or 7.2.3.

Section 6.7 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any Parent Representative or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable Law (or, in the case of the Company, required by, or reasonably necessary in order to comply with, the rules or regulations of NASDAQ), such Party may make such press release or public announcement, in which case the disclosing Party shall use its reasonable best efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8 Employee Matters.

Section 6.8.1 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the 18 month anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide (a) a level of base salary and wages to each Person who is actively employed by the Company or any Company Subsidiary as of the Effective Time (each such Person, a “Continuing Employee”) and (b) benefit plans for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries (each such plan, a “Surviving Corporation Benefit Plan”), that are no less favorable in the aggregate than the base salary, wages and benefits (except for equity-based compensation or equity based benefits) provided to the Continuing Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including terms which provide for amendment or termination) all material Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries that have been made available to Parent and that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including the severance plans and policies adopted by the Company Board (or any committee thereof). Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries or Affiliates to terminate any Continuing Employee at any time and for any or no reason.

Section 6.8.2 Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time (other than any equity-based plan or arrangement) to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.3 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (a) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (b) provide credit to each Continuing Employee (and such Continuing Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and such Continuing Employee’s beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.4 Interpretation. Nothing in this Section 6.8 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program, agreement or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs, agreements or arrangements. This Section 6.8 is not intended to, and shall not be construed to, confer upon any Person other than the Parties to this Agreement any rights or remedies hereunder.

Section 6.9 Indemnification of Directors and Officers.

Section 6.9.1 The Certificate of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational or governing documents of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary) as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Persons; provided, however, that in the event any claim is asserted against any Person entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

Section 6.9.2 From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under the applicable Law of the relevant state of organization, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary entered into prior to the date hereof and made available to Parent, each present and former director, officer, employee or agent of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (w) each Indemnified Party will be entitled to advancement of out-of-pocket expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the Surviving Corporation within 10 Business Days after receipt by Parent of a written request for such advance (accompanied by invoices or other relevant documentation); provided, that any Person to whom expenses are advanced provides an undertaking in a reasonable and customary form to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment and (y) the Surviving Corporation shall cooperate in the defense of any such matter with any Indemnified Parties affected thereby and their respective representatives (including their attorneys).

Section 6.9.3 At or prior to the Effective Time, the Company shall purchase a six year prepaid (or “tail”) policy that is no less favorable in terms of amount, terms and conditions of coverage than those contained in the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) and in effect on the date of this Agreement; provided, however, that the cost of any such policy shall not exceed 300% of the annual premium currently paid by the Company for such insurance.

Section 6.9.4 If Parent or the Surviving Corporation or any of their respective successors or assigns shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5 The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Certificate of Incorporation and the Bylaws of the Surviving Corporation or any comparable organizational or governing documents of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.9.6 The Company will give Parent reasonable opportunity to consult with counsel to the Company with respect to, but not control, the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company will not settle any such stockholder litigation without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

Section 6.10 State Takeover Statutes. If any state takeover statute or similar statute becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Sub, the Company and their respective Boards of Directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any derivative securities with respect to such shares of Company Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Solvency of the Surviving Corporation. If Parent or any of its Affiliates obtains (on behalf or for the benefit of themselves or any other Person) an opinion from an independent expert opining or supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement and actions taken in connection with the financing (or any Alternative Financing) thereof, Parent, the Surviving Corporation and/or any of their Subsidiaries will be Solvent (or shall achieve or retain any similar or equivalent financial status) (such opinion, the “Solvency Opinion”), Parent shall cause such independent expert to include the Company as an additional addressee with respect to the Solvency Opinion entitled to rely thereon and shall provide an executed copy of any such Solvency Opinion to the Company as promptly as reasonably practicable after the issuance thereof, but in any event prior to the Effective Time. Each of Parent and the Company shall, in connection with any such Solvency Opinion, subject to execution of a customary confidentiality agreement with the Company by such independent expert, use their reasonable best efforts to (a) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (b) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested in connection with the issuance and delivering of any such Solvency Opinion.

Section 6.13 Financing. Each of Parent and Merger Sub shall, and shall cause each of the Parent Representatives to, use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Debt Commitment Letters and/or any Alternative Financing (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing), negotiating and entering into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained therein or with respect to any Alternative Financing, satisfying all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their respective control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company Board informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.13 and shall not, and shall not permit Merger Sub to, agree or permit any cancellation, amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company Board (other than any amendment, supplement or other modification to the Debt Commitment Letters (x) adding additional lenders thereto or (y) resulting in terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and that would not reasonably be expected to prevent, delay or impede the consummation of the financing contemplated by the Commitments or the transactions contemplated by this Agreement; provided that no such amendment, supplement or waiver reduces the amount of the financing available thereunder). Parent shall give the Company Board prompt notice (and in any event within three Business Days) of any material breach by any party to the Commitments, any termination of any of the Commitments or any other circumstance, event or condition that would reasonably be likely to prevent, delay or impede the consummation of the financing contemplated by the Commitments, to the extent it becomes aware of such breach, termination, circumstance, event or condition. In the event that all or any portion of the debt financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to arrange, as promptly as reasonably practicable following the occurrence of such event but no later than the last day of the Marketing Period, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and on terms that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the Commitments or the transactions contemplated by this Agreement (the “Alternative Financing”). In the event that on the last day of the Marketing Period (a) all or any portion of the high yield debt financing described in the Debt Commitment Letters has not been consummated, (b) all of the closing conditions contained in Article 7 shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing) and (c) the bridge financing described in the Debt Commitment Letters (or any Alternative Financing obtained in accordance with this Section 6.13) is available on the terms and conditions described in the Debt Commitment Letters (or such Alternative Financing), then Parent shall borrow under and use, or shall cause Merger Sub to borrow under and use, the proceeds of such bridge financing (or such Alternative Financing), in lieu of the high yield financing described in the Debt Commitment Letters no later than the last day of the Marketing Period. For the avoidance of doubt, if the financing provided for by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement (other than those conditions that by their nature will not be satisfied until the Closing) and to Parent’s rights under Section 8.1 and the provisions of Section 8.5, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.13). For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive days ending on a Business Day following the Stockholder Approval throughout which (i) Parent has received the Required Financial Information, provided that if the financial statements contained in the Required Financial Information available to Parent on the first day of any such 20-day period are as of a date that is equal to the number of days specified in paragraph (g) of Rule 3-12 of Regulation S-X with respect to the Company, or more, prior to any date during such 20-day period, then the Marketing Period shall not commence until Parent has received Required Financial Information containing financial statements that are as of a date that is less than the number of days specified in paragraph (g) of Rule 3-12 of Regulation S-X with respect to the Company on each date during such 20-day period, and (ii) the conditions set forth in Sections 7.1 shall be satisfied and nothing has occurred and no condition exists such that the closing conditions set forth in Section 7.2 (other than the receipt of the certificates or affidavit referred to in Section 7.2.3 and Section 7.2.4) would fail to be satisfied as of any day (assuming such day were the Closing Date) during such period. In no event shall the Marketing Period commence prior to September 4, 2007.

Section 6.14 Cooperation in Securing Financing. From the date of this Agreement until the earlier of (i) termination of this Agreement in accordance with Section 8.1 and (ii) the Closing Date, and subject to Section 6.3, the Company shall, and shall cause each Company Subsidiary and shall instruct their respective officers, employees, consultants, advisors (including legal and accounting advisors) and other representatives to, use reasonable best efforts to provide such cooperation as may be reasonably requested by Parent (provided that such requested cooperation does not interfere in any significant respect with the ongoing operations of the Company or any Company Subsidiary) in connection with obtaining the financing contemplated by the Debt Commitment Letters (or commitments for any Alternative Financing obtained in accordance with Section 6.13), including (a) participation in meetings, presentations (including management presentations), roadshows, drafting sessions, due diligence sessions and sessions with rating agencies, including one or more meetings with prospective lenders, (b) assistance with the preparation of rating agency presentations, bank information memoranda (including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda), offering documents and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters (or commitments from any Alternative Financing), (c) permitting lenders involved in the debt financing contemplated by the Debt Commitment Letters (including any Alternative Financing) to (i) evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender or any obligation of the Company or any of its Subsidiaries thereunder shall be effective until the Effective Time, (d) furnishing Parent and its debt financing sources with financial statements and financial data regarding the Company of a type customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) (all such information in this clause (d), the “Required Financial Information”), (e) facilitating the pledging of collateral (including facilitating collateral field examinations and appraisals) and execution and delivery of definitive financing documents and other deliverables contemplated by the Debt Commitment Letters; provided that no obligation of the Company or any Company Subsidiary under any such pledge or document shall be effective until the Effective Time and (f) using its reasonable best efforts to obtain customary accountants’ comfort letters, accountants’ consent letters, legal opinions, and officer’s certificates (including a customary solvency certificate of the chief financial officer of the Company) and other customary documentation and items contemplated by the Debt Commitment Letters (including any Alternative Financing); provided, however, that notwithstanding the foregoing, (w) no officer, director or employee of the Company or any Company Subsidiary shall be required to execute any documents, including any registration statement to be filed with the SEC, any pledge or security documents or any other definitive financing documents that will be effective prior to the Effective Time, (x) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time, (y) neither the Company nor any Company Subsidiary shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect the Company or any Company Subsidiary as the issuer with respect to any time prior to the Effective Time) and (z) none of the Company nor any Company Subsidiary shall be required to indemnify any Person in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall reimburse the Company for all reasonable and documented out of pocket costs, fees and expenses incurred by the Company or any Company Subsidiary in connection with such cooperation (the “Company Expenses”) to the extent provided in Section 8.5. Subject to the immediately preceding sentence, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Company Subsidiary and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith (other than information provided by the Company, its Subsidiaries or the Company Representatives). Notwithstanding anything to the contrary contained in this Agreement, the closing condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.14, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s material breach of its obligations under this Section 6.14.

Article 7.
Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

Section 7.1.1 Stockholder Approval. The Stockholder Approval shall have been obtained.

Section 7.1.2 HSR Act. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3 No Injunctions or Restraints. No Law or Order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.6.

Section 7.2.1 Representations and Warranties. The representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Section 4.2.1, Section 4.2.2 and Section 4.2.3 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such earlier date); provided further, that, in any event, the condition set forth in the immediately preceding proviso of this Section 7.2.1 with respect to the representations and warranties set forth in Section 4.2.1, Section 4.2.2 and Section 4.2.3 shall be deemed to have been satisfied so long as any breach thereof or inaccuracy therein would not reasonably be expected to result in an aggregate increase in the Merger Consideration or consideration otherwise payable pursuant to any repurchase or cancellation of any Company Options, Company Stock-Based Awards or any other Company Equity Interest by more than $3,150,000.00 in the aggregate.

Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

Section 7.2.3 Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1, 7.2.2 and 7.2.5.

Section 7.2.4 FIRPTA Affidavit. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not, and has not been since January 1, 2000, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

Section 7.2.5 No Company Material Adverse Effect. Since December 31, 2006, there shall not have occurred any event, change or occurrence, individually or in the aggregate, that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.6.

Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent the consummation of the Merger.

Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub, as applicable, at or prior to the Closing.

Section 7.3.3 Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.5.

Article 8.
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party, whether before or after the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

(ii) if the Merger shall not have been consummated by December 31, 2007 (the “Outside Date”); provided, however, that, if the Marketing Period has not ended on or prior to December 31, 2007, either Parent or the Company may, at its option and at any time or from time to time prior to the termination hereof, extend the Outside Date by up to one additional one month period (and, if so extended, the term “Outside Date” as used in this Agreement shall mean the “Outside Date” as so extended); and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date; or

(iii) if (A) any Law prohibits or makes illegal the consummation of the Merger or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable, and, in the case of clause (B), the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or whose breach of any provision of this Agreement (including, its obligations under Section 6.5) has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(c) by the Company:

(i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) 30 Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) if, prior to obtaining the Stockholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to accept such Superior Proposal would be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4 and (D) the Company pays the Company Termination Fee to Parent in accordance with Section 8.4; or

(iii) at any time following the last day of the Marketing Period if (A) neither Parent nor Merger Sub shall have received the proceeds of the debt financing contemplated by the Debt Commitment Letters (or any commitments for any Alternative Financing obtained in accordance with Section 6.13) and (B) as of the date of such termination (1) the conditions set forth in Section 7.1 have been satisfied and (2) nothing has occurred and no condition exists such that the closing conditions set forth in Section 7.2 (other than the receipt of certificates referred to in Section 7.2.3 and receipt of the affidavit referred to in Section 7.2.4) would fail to be satisfied (assuming such date of termination were the Closing Date); or

(d) by Parent:

(i) if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) 30 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation in the Proxy Statement or (C) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company (or their respective Affiliates) hereunder; provided, however, that the provisions of this Section 8.2, Sections 6.3.2, 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, subject to the limitations set forth in Section 8.5, no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger is consummated.

Section 8.4 Company Termination Fee.

Section 8.4.1 If this Agreement is terminated pursuant to Section 8.1(c)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $58,000,000 (the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee. If this Agreement is terminated pursuant to Section 8.1(d)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two Business Days following such termination). If this Agreement is terminated pursuant to Section 8.1(b)(i), then, in the event that, (a) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal was not retracted or rescinded prior to such termination, and (b) within twelve months of the termination of this Agreement, the Company or any Company Subsidiary enters into a definitive agreement with respect to a Takeover Proposal or any Takeover Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee (provided that, in the event that the Company Termination Fee is paid, the amount of the Company Termination Fee shall be reduced dollar for dollar by the amount of any previously paid Parent Expenses), such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Takeover Proposal. In addition, if this Agreement is terminated pursuant to Section 8.1(b)(i), then the Company shall reimburse Parent and Merger Sub for the reasonable documented out-of-pocket costs, fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the Merger up to an amount not to exceed $11,500,000 in the aggregate (the “Parent Expenses”), with such reimbursement (i) payable by wire transfer of same day funds to Parent (or as directed by Parent) within two (2) Business Days following the date of such termination and (ii) credited on a dollar-for-dollar basis against any subsequent Company Termination Fee that may thereafter be payable to Parent. For purposes of this Section 8.4.1, each reference in the definition of Takeover Proposal to “20 percent” will be deemed to be references to “50 percent.”

Section 8.4.2 If paid, the Company Termination Fee (less the amount of any previously paid Parent Expenses) shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Merger to be consummated and, upon payment of the Company Termination Fee (less the amount of any previously paid Parent Expenses) in accordance with Section 8.4.1, none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion and in no event shall the Company be obligated to reimburse Parent or Merger Sub for any Parent Expenses in addition to paying the Company Termination Fee.

Section 8.4.3 The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Company Termination Fee or the Parent Expenses, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5 Parent Termination Fee.

Section 8.5.1 Parent Termination Fee. If this Agreement is terminated pursuant to Section 8.1(c)(iii), then Parent shall pay to the Company (or as directed by the Company), by wire transfer of same day funds, (x) $58,000,000 (the “Parent Termination Fee”) plus (y) an amount equal to the Company Expenses, in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination). If this Agreement is terminated pursuant to Section 8.1(c)(i), then Parent shall pay to the Company (or as directed by the Company) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same day funds, an amount equal to the Company Expenses.

Section 8.5.2 If (a) this Agreement is terminated pursuant to Section 8.1(c)(iii) and (b) except for Parent’s breach of its obligation to deposit (or cause to be deposited) the Exchange Fund to the Paying Agent in accordance with Section 3.2.1, (i) neither Parent nor Merger Sub are in breach of this Agreement and (ii) the conditions set forth in Sections 7.3.1, 7.3.2 and 7.3.3 would otherwise be satisfied, then payment of the Parent Termination Fee and the Company Expenses to the Company (or as directed by the Company) in accordance with Section 8.5.1 or in accordance with the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective Affiliates (including, without limitation, Sponsor) and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (including, without limitation, any Parent Representative) (collectively, the “Parent Related Parties”), for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent, Merger Sub or any Parent Representative and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee and the Company Expenses in accordance with Section 8.5.1, none of the Parent Related Parties shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In no event, whether or not this Agreement has been terminated, shall the Parent Related Parties, either individually or in the aggregate, be subject to any liability in excess of $100,000,000 in the aggregate (including the Parent Termination Fee and the Company Expenses) for all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Parent or Merger Sub of any representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee or the Company Expenses on more than one occasion.

Section 8.5.3 Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to promptly pay the Parent Termination Fee or the Company Expenses when due and, in order to obtain any such payment, the Company commences a suit which results in a judgment against Parent for all or any portion of the Parent Termination Fee or the Company Expenses, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.6 Extension; Waiver. At any time prior to the Effective Time, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Article 9.
General Provisions

Section 9.1 Non-Survival of Representations and Warranties; Agreements. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 3 and in Sections 6.8 and 6.9 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Parent or Merger Sub, addressed to it at:

c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:  Jordan Hitch
Matt Levin
John Tudor
Facsimile:  617.516.2010

with a mandated copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:  Matthew E. Steinmetz, P.C.
Jon A. Ballis, P.C.
Facsimile:  312.861.2200

If to the Company, addressed to it at:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, CA 91362
Attention:  Leland P. Smith
Facsimile:  818.735.4923

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:  Anthony J. Richmond
Facsimile:  650.463.2600

and

Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071
Attention:  Richard J. Welch
Facsimile:  213.830.8610

Section 9.3 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement; Parties in Interest. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other instruments delivered pursuant hereto), the Commitments, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Sections 3.5.1 and 6.9 shall inure to the benefit of those Persons benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent and Merger Sub may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates without obtaining any such consent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

Section 9.8.1 This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 9.8.2 Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.8.3 The Parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Company in accordance with its specific terms or was otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and that Parent and Merger Sub may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity. It is expressly agreed and acknowledged that neither the Company, its Affiliates nor any other Person (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or (b) may specifically enforce the provisions of this Agreement against Parent, Merger Sub or any of their respective Affiliates.

Section 9.8.4 EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

(signature page follows)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

VH ACQUISITIONCO, INC.

By:	/s/ Matt Levin
Name: Matt Levin
Title: Managing Director

VH MERGERSUB, INC.

By:	/s/ Matt Levin
Name: Matt Levin
Title: Managing Director

GUITAR CENTER, INC.

By:	/s/ Mary Albterson
Name: Marty Albertson
Title: Chairman and Chief Executive Officer